                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                              ___________________


                          KIMBALL INTERNATIONAL, INC.
                               (Name of Issuer)


                      CLASS A COMMON STOCK $ .05 PAR VALUE
                        (Title of Class of Securities)


                                 494274 20 2
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP No. 494274 20 2                                               Page 2 of 5

1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Barbara J. Habig
      XXX-XX-XXXX


2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)
                                                                       (b)


3     SEC USE ONLY


4     CITIZENSHIP OR PLACE OF ORGANIZATION

      USA


                          5 SOLE VOTING POWER
NUMBER OF SHARES               723,730
 BENEFICIALLY
   OWNED BY               6 SHARED VOTING POWER
     EACH                        None
  REPORTING
    PERSON                7 SOLE DISPOSITIVE POWER
     WITH                      723,730

                          8 SHARED DISPOSITIVE POWER
                                 None


9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             723,730


10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           (X)


11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            5.0%


12    TYPE OF REPORTING PERSON*
           IN


      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP No. 494274 20 2                                                Page 3 of 5

Item 1(a)     Name of Issuer:

              Kimball International, Inc.


Item 1(b)     Address of Issuer's Principal Executive Offices:

              1600 Royal Street
              Jasper, IN 47549


Item 2(a)     Name of Persons Filing this Statement:

              Barbara J. Habig


Item 2(b)     Address or Principal Business Office or, if none, Residence:

              4949 Lampkins Ridge Road
              Bloomington, IN 47401


Item 2(c)     Citizenship:

              United States.


Item 2(d)     Title of Class of Securities:

              Class A Common Stock, $ .05 Par Value


Item 2(e)     CUSIP Number:

              494274 20 2


Item 3        Not Applicable

                                 SCHEDULE 13G

CUSIP No. 494274 20 2                                                Page 4 of 5

Item 4        Ownership (See Notes A, and B)
                                           (i)         (ii)          (iii)        (iv)


                                          (A)(B)                    (A)(B)
                                          Sole        Shared        Sole         Shared
                   (A)(B)                 Power       Power         Power to     Power to
                   Amount        (A)(B)   to Vote     to Vote       Dispose or   Dispose or
                   Benefi-       Percent  or          or            Direct the   Direct the
                   cially        of       Direct      Direct        Disposi-     Disposi-
                   Owned         Class    the Vote    the Vote      tion of      tion of
                   ---------     -----    --------    ---------     -------      ---------
Barbara J. Habig     723,730      5.0%     723,730    None          723,730      None


Note A. Does not include 87,488 shares which may be deemed to be beneficially owned by the reporting person's minor children.

Note B. Shares of Class A Common Stock of Kimball International, Inc. pursuant to charter provision, are convertible into Class B Common Stock on a share-for-share basis at any time.


Item 5.  Not Applicable.

Item 6.  Not Applicable.

Item 7.  Not Applicable

Item 8.  Not Applicable

Item 9.  Not Applicable

Item 10. Not Applicable

                                 SCHEDULE 13G

                                  SIGNATURE

CUSIP No. 494274 20 2                                                Page 5 of 5

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




January 31, 1998




Barbara J. Habig
BARBARA J. HABIG





Attention:  Intentional mis-statements or omissions of fact constitute Federal
            Criminal Violations (See 18 U.S.C. 1001).